Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Third Coast Bancshares, Inc. of our report dated April 14, 2026, relating to the consolidated financial statements of Keystone Bancshares, Inc. and Subsidiary as of and for the years ended December 31, 2025 and 2024.

/s/ Whitley Penn LLP

Austin, Texas

June 23, 2026